KongZhong Corporation Announces Resolutions Adopted at the 2007 Annual General Meeting

Beijing, China, September 13, 2007 - KongZhong Corporation (NASDAQ: KONG), one of China's leading providers of wireless value-added services and a wireless media company providing news, content, community and mobile advertising services through its wireless Internet sites, today announced that at its annual general meeting held in Beijing on September 12, 2007, its shareholders have adopted several resolutions.

Shareholders voted to: re-elect Yunfan Zhou and Hui (Tom) Zhang as directors for a three-year term and reappoint Deloitte Touche Tohmatsu as the Company’s independent auditor for the fiscal year 2007.

For more detailed information regarding these resolutions, please review the 2007 Annual General Meeting Notice posted at ir.kongzhong.com.

About KongZhong:
KongZhong Corporation is one of China’s leading providers of wireless value-added services and a wireless media company providing news, content, community and mobile advertising services through its wireless Internet sites. The Company delivers wireless value-added services to consumers in China through multiple technology platforms including wireless application protocol (WAP), multimedia messaging service (MMS), JAVATM, short messaging service (SMS), interactive voice response (IVR), and color ring-back tone (CRBT). The Company also operates two wireless Internet sites, Kong.net and Ko.cn, which enable users to access media, entertainment and community content directly from their mobile phones.

Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, without limitation, statements regarding trends in the wireless value-added services, wireless Internet and mobile advertising industries and our future results of operations, financial condition and business prospects.  Although such statements are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on them.  These statements involve risks and uncertainties, and actual market trends and our results may differ materially from those expressed or implied in these forward looking statements for a variety of reasons.  Potential risks and uncertainties include, but are not limited to, continued competitive pressure in China’s wireless value-added services, wireless Internet and mobile advertising industries and the effect of such pressure on prices; unpredictable changes in technology, consumer demand and usage preferences in this market; the state of and any change in our relationship with China’s telecommunications operators; our dependence on the billing systems of telecommunications operators for our performance; changes in the regulations or policies of the Ministry of Information Industry and other relevant government authorities; and changes in political, economic, legal and social conditions in China, including the Chinese government’s policies with respect to economic growth, foreign exchange, foreign investment and entry by foreign companies into China’s telecommunications market.  For additional discussion of these risks and uncertainties and other factors, please see the documents we file from time to time with the Securities and Exchange Commission.  We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.

KongZhong Contacts
Investor Contact:	Media Contact:

Sam Sun	Xiaohu Wang

Chief Financial Officer	Manager

Tel.: +86 10 8857 6000	Tel: +86 10 8857 6000

Fax: +86 10 8857 5891	Fax: +86 10 8857 5900

E-mail : ir@kongzhong.com	E-mail:xiaohu@kongzhong.com